Bird Rides, Inc. September 21, 2022 William Scott Rushforth Re: Separation and Release Agreement Dear Scott: You and Bird Rides, Inc. (the “Company”) have mutually decided to end your employment relationship, effective as of September 21, 2022 (the “Separation Date”). This change shall be reflected in your personnel records with mutual separation as the reason for termination. Effective as of the Separation Date, your employment with the Company and all of its affiliates shall terminate, you shall cease to hold any and all offices and directorships with the Company and its affiliates, except to the extent required under applicable law or reasonably requested by the Company with respect to Shanghai Bird Trading Co., Ltd. and its parent, Bird China Limited; it being understood that the Company will use reasonable commercial efforts to remove you as an officer and/or director of such entities as soon as reasonably possible and, in any event, within six months after the Separation Date. For the avoidance of doubt, unless otherwise stated below, any terms or conditions of employment referenced in that certain Offer Letter, dated as of August 9, 2017, by and between you and the Company (as amended, the “Offer Letter”) shall terminate and neither you nor the Company shall have any further rights or obligations thereunder. This Separation and Release Agreement between you and the Company (this “Agreement”) acknowledges the termination of your employment with the Company and its affiliates, and sets forth the terms and conditions of such termination. Notwithstanding the foregoing, nothing herein shall terminate or abridge the parties’ rights and/or obligations under the CIIAA (as defined below) and any other restrictive covenants that you were subject to while an employee or other service provider of the Company (together with Sections 10 and 11, below, the “Restrictions”), each of which, subject to the terms and conditions thereof, shall survive the termination of your employment with the Company and its affiliates, and shall remain in full force and effect. For purposes of this Agreement, references to “affiliates” herein shall include, but shall not be limited to, Bird Global, Inc. (“Parent”). 1. Payment. (a) The Company will pay to you (i) all accrued and unpaid base salary, and all days of accrued and unused paid time off, if any, due and payable through the Separation Date, and (ii) any unreimbursed business expenses incurred by you, in accordance with Company policy, prior to the Separation Date, in each case regardless of whether you sign this Agreement. You shall be entitled to retain or receive any vested amounts due to you under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy. (b) In consideration of, subject to and conditioned upon, (x) your execution within seven (7) days following the Separation Date of this Agreement, and (y) your continued Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

2 compliance with the terms and conditions set forth herein (including, without limitation, the Restrictions), the Company will pay or provide you with the following benefits, which the Company is not otherwise obligated to provide: (i) you will receive the benefits as provided under the Advisor Agreement between you and the Company, dated as of the Separation Date, attached hereto as an Addendum to this Agreement (the “Advisor Agreement”); and (ii) with respect to any option Award (as defined in the Advisor Agreement), subject to approval by Parent’s board of directors, you will have until the earlier of five (5) years from your Separation Date or the maximum expiration of the option to exercise any such option. (c) Effective as of the Separation Date, except as specifically provided herein and/or in the Advisor Agreement, any then-outstanding awards of options, restricted shares or restricted stock units covering Parent’s common stock previously awarded to you and which have not vested as of the Separation Date in accordance with the terms of the applicable Parent plan documents and agreements (including, without limitation, the performance-based award of Parent restricted stock units granted to you under the 2021 Plan (as defined in the Advisor Agreement) on November 4, 2021 (the “Performance-Based RSUs”)) shall thereupon cease vesting as to any unvested shares and shall be forfeited, and you shall have no further right, title or interest in any of them. Assuming payment of the amounts set forth in clause (a) of Section 1 above, you hereby acknowledge and agree that you have been paid all wages owed to you by the Company as of the Separation Date. Except for the amounts set forth in clause (a) of this Section 1 above, and the separation benefits referenced in clause (b) of this Section 1, you hereby acknowledge and agree that you are not entitled to any other payment or benefit from the Company or any of its affiliates in connection with your employment by the Company, including, but not limited to, salary, bonus, vacation pay, expense reimbursement, profit sharing, commissions, severance, equity and all other payments, compensation or reimbursements of any kind. 2. Tax Liability and Indemnification. The Company will pay the separation benefits referenced in clause (b) of Section 1 above less applicable deductions and withholding taxes to the extent required by applicable law. The Company makes no representation as to your tax liability with respect to the separation benefits referenced in clause (b) of Section 1 above. Each of you and the Company shall be responsible for its own tax liability, including, but not limited to, any additional taxes, deductions, penalties and interest, as required by applicable laws and regulations. If a court or agency of appropriate jurisdiction finds that you have an additional tax liability with respect any of the separation benefits referenced in clause (b) of Section 1 above, you agree to defend, indemnify and hold harmless the Company and all other Releasees (as defined below) from and against any assessments, penalties, interest and expenses incurred in this regard. The Company shall notify you of any demand or action initiated against it for any such claim. As to any Proceeding brought by someone other than the Company against you and that arises out of your relationship with Shanghai Bird Trading Co., Ltd., the Company shall indemnify you against all Indemnifiable Losses arising out of that Proceeding, except to the extent that you negligently or intentionally caused those Indemnifiable Losses; provided that you shall (a) promptly notify the Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

3 Company in writing of any such Proceeding (email to birdlegal@bird.co being sufficient), (b) allow the Company, at its own expense, to direct the defense of such Proceeding, (c) give the Company all information and assistance reasonably necessary to defend such Proceeding, and (d) not enter into any settlement of any such Proceeding without the Company’s prior written consent. For purposes of the preceding, the following definitions apply: (1) “Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses; (2) “Litigation Expense” means any out-of-pocket expense incurred in defending a Proceeding or in any related investigation or negotiation, including court filing fees, court costs, arbitration fees, witness fees, and attorneys’ and other professionals’ fees and disbursements; (3) “Loss” means any amount awarded in, or paid in settlement of, any Proceeding, including any interest but excluding any Litigation Expenses; and (4) “Proceeding” means any judicial, administrative, or arbitration action, suit, claim, investigation, or proceeding. 3. Continuation of Medical Benefits. At your option, you may continue to be covered under the Company’s group medical insurance plan for up to eighteen (18) months after your Separation Date, subject to the terms and conditions of the federal law known as the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, notice of which shall be sent to you under separate cover. 4. [Reserved]. 5. Release. With the exception of the obligations undertaken by the Company pursuant to this Agreement, on behalf of yourself and your executors, heirs, representatives and assigns, you hereby release and forever discharge the Company and its investors, predecessors, successors, assigns and their respective parent corporations, affiliates, related and/or subsidiary entities, and all of their past and present directors, officers, shareholders, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which you are or have been a participant by virtue of your employment with the Company (collectively, “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which you have or may have had against any of the Releasees based on any events or circumstances arising or occurring on or prior to the date on which you sign this Agreement. This release includes, without limitation, any and all claims arising, directly or indirectly, out of your employment by the Company or the separation thereof, and any and all claims arising under or related to federal, state, or local laws relating to employment, including, but not limited to, any and all claims for wrongful discharge or demotion, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, inducement of breach, termination in violation of public policy, retaliation, fraud, intentional or negligent misrepresentation, defamation, conspiracy, intentional or negligent infliction of emotional distress, failure to pay or provide wages, salary, bonuses, vacation pay, expense reimbursement, profit sharing, commissions, equity awards, severance pay, benefits, or other payments, compensation or reimbursements of any sort, negligence, violation of federal or state constitutional rights, discrimination or harassment on the basis of race, color, sex, religion, national origin, age, Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

4 ancestry, marital status, family status, sexual orientation, physical disability, mental disability, medical condition, or other protected status, and/or any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, any and all claims arising under or related to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), federal and state Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, claims for wages under the California Labor Code, and any and all similar federal, state or local statutes, ordinances, and regulations. This provision is intended by the parties hereto to be all encompassing and to act as a full and total release of any Claim, except for those Claims that cannot be released by private agreement, whether specifically enumerated herein or not, that you might have or have had, that exist or ever have existed, on or prior to the date on which you sign this Agreement. You further agree that this release may be pleaded as a complete bar to any action or suit before any court or administrative body. Notwithstanding the generality of the foregoing, you do not release the following claims and rights: (a) Claims for workers’ compensation or unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law (provided, however, that you hereby represent that you have not sustained a work-related injury or illness that you have not previously reported to the Company); (b) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (c) Claims to any benefit entitlements vested as of the Separation Date, pursuant to and in accordance with the terms and conditions of the applicable Company employee benefit plan, program or policy (e.g. 401k); (d) Claims to indemnification as provided by California Labor Code section 2802 (provided, however, that you agree and acknowledge that you have conducted an investigation and are unaware of any basis for seeking indemnification from the Company); and (e) Claims, including claims for indemnification and/or reimbursements of expenses, arising under any indemnification agreement between you and the Company or any of its affiliates or under the certificate of incorporation or other similar governing document of the Company or any of its affiliates. In addition, you do not release any rights that may not be waived by an employee under applicable law or with respect to your right to communicate directly with, cooperate with, or provide information (including trade secrets) in confidence to, any Government Agency (as defined below), including the rights specifically set forth in Section 15 below. Except as specifically set forth in Section 15 below, you understand and agree that you may not recover any monetary benefits in connection with any such proceeding. Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

5 YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. 6. [Reserved]. 7. Employee Representations. You hereby represent, warrant and covenant that (a) you have not assigned or otherwise transferred any interest in any Claim that you may have against any of the Releasees, nor will you make any such assignment or transfer in the future, and you hereby agree to indemnify, defend and hold harmless each of the Releasees against any Claim or any damage, cost or expense incurred by any of them as the result of any such assignment or transfer, and (b) you have not initiated any adversarial proceedings of any kind against any of the Releasees, nor will you do so in the future, except as specifically permitted by this Agreement. You agree that, if you hereafter commence any action or proceeding arising out of, based upon, or relating to any of the Claims released hereunder or in any manner assert against any of the Releasees any of the Claims released hereunder, then you agree to pay to each Releasee, in addition to any other damage, cost or expense caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to such action, proceeding or Claim. 8. No Admission of Liability or Wrongdoing. You acknowledge and agree that this Agreement is not intended to imply any improper, illegal or wrongful conduct on the part of the Company in connection with your employment by the Company or the termination of such employment, and it does not constitute evidence of the same. You acknowledge and agree that no portion of this Agreement may be construed as an admission of any liability, responsibility, wrongful or negligent conduct, or bad faith or other wrongdoing by any of the Releasees. You also acknowledge and agree that this Agreement is being provided to you for settlement purposes only and will be without prejudice to the Company in any action or proceeding brought by you against the Company. 9. Neutral References. The Company will provide your prospective employers with neutral references limited to your dates of employment and job titles. 10. Non-Disparagement; Non-Solicitation. (a) You will not make any negative, disparaging or derogatory public statement concerning the financial performance, operations, products, research, services, employment practices, board or management personnel of the Company or any of its affiliates or subsidiaries, or your employment; and Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

6 (b) You agree that, from the Separation Date until the one-year anniversary of the Separation Date, you will not, without the prior written consent of the Company (pursuant to a writing approved by the Company’s Board of Directors), directly or indirectly solicit or encourage any employee of the Company or its affiliates to leave employment with the Company. Nothing contained in this Section 10(b) shall restrict you from conducting any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) for employees that is not targeted at any employee of the Company, including, without limitation, through the use of employment agencies. 11. Confidentiality of Agreement; Protection of Confidential Information and Trade Secrets. (a) You acknowledge your continuing obligations under your Confidential Information and Invention Assignment Agreement that you previously executed with the Company (the “CIIAA”), which remains in full force and effect in accordance with its terms. You further agree that you shall not directly or indirectly disclose, divulge, furnish, use, publish, disseminate or make accessible to any person or entity any Confidential Information (as defined below) relating to the business of the Company. The term “Confidential Information” shall mean any information or material which is protected against disclosure as a trade secret pursuant to any federal or state statute or applicable common law, and any information or material which is confidential, secret, proprietary or otherwise not generally known to the public or the industry in which the Company has conducted its business and pertains directly or indirectly to the business activities or services of the Company, its clients, customers or constituents. For purposes of this Agreement, Confidential Information includes, but is not limited to, methods, processes, procedures, business or strategic plans, customer lists, employee or other personnel data, and financial records. All information which is presently or hereafter generally known to the public or the industry in which the Company has conducted its business, other than as a result of a disclosure by you, shall not be considered to be Confidential Information for purposes of this Agreement. This confidentiality provision is in addition to and does not limit or impair the scope or effect of any other confidentiality agreement, including, without limitation your CIIAA. (b) You acknowledge that it is a criminal offense subject to both criminal and civil penalties if you knowingly and without permission access, alter, damage, delete, destroy, copy, use data, use services, deny services, introduce contaminants, or the like to any systems owned or used by the Company or any of the other Releasees. This includes knowingly and without permission assisting or providing a means of access to any person or entity. 12. Return of Property. You hereby agree that, on or prior to the Separation Date, you will return all property of the Company that is in your possession, including, but not limited to, any security access cards, card decals to the parking lot, keys, file storage devices, work files, memoranda, notes and other documents made or compiled by you; provided, however that (i) you may keep your Company-issued laptop after the Company has determined, in its reasonable discretion, that such laptop has been wiped and cleared of all Company information; and (ii) you may continue to use and take transfer of the ownership of the utility van (Make: DODGE; Model: Cargo Van; VIN #3C6TRVDG8EE108783). Except as specifically provided herein, you represent and warrant that you have not retained copies of any Confidential Information in any form whatsoever. Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

7 13. Assumption of Risk; Voluntary Execution. You acknowledge and represent that you have read this Agreement in its entirety, and you understand all of its terms and ramifications and that this is a binding contract upon you. You acknowledge and represent that you have been given the opportunity to select legal counsel of your own choosing with respect to this proposed Agreement. You acknowledge that you understand and agree that in entering into this Agreement, you have not relied on any statement, representation, warranty or promise by the Company or any of its representatives or attorneys not specifically set forth herein, and should you be mistaken in your belief with regard to some issue of fact or law regarding the matters herein released or agreed to, you specifically and expressly agree to assume the risk of such mistake, if any exists. You further acknowledge and represent that you have not been subject to coercion in any manner in connection with your execution of this Agreement, and that your execution hereof is voluntary and with full knowledge and understanding of its terms and ramifications. 14. Disputes; Governing Law. You and the Company agree that any claim, litigation or dispute regarding enforcement of this Agreement, or any other action brought with respect to this Agreement (collectively, a “Dispute”), will be resolved by binding arbitration in accordance with the Mutual Agreement to Arbitrate that you previously executed (the “MAA”). Any question as to whether a Dispute is subject to the preceding arbitration clause will itself be resolved through arbitration. However, nothing herein precludes the Company from seeking injunctive relief in aid of arbitration under circumstances requiring such relief. In the event of any Dispute, the prevailing party shall recover its reasonable attorney’s fees and costs. Violation of any term or condition of this Agreement constitutes a material breach. This Agreement shall be construed and enforced pursuant to the laws of the State of California, without regard to any principles of conflicts of law. 15. Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party hereto (or either party’s attorney(s)) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), you acknowledge that (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if you file a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

8 disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If you are required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. 16. Ongoing Cooperation. Subject to Section 15, you agree that you will assist and cooperate with the Company and its affiliates (a) concerning reasonable requests for information about the business of the Company or its affiliates or your involvement and participation therein, (b) in connection with the defense, prosecution or investigation of any claims, actions or proceedings now in existence or which may be brought in the future against or on behalf of the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, and (c) in connection with any investigation or review by any Government Agency, in each case of clause (b) and (c) to the extent related to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that you may have at the time of the request. 17. Code Section 409A. (a) To the extent applicable, this Agreement and the Advisor Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other such guidance that may be issued (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 17 does not, and shall not be Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

9 construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. (b) Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release that may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon your “separation from service” (within the meaning of Section 409A). (c) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period without interest thereon. 18. Miscellaneous. The provisions of this Agreement are severable, and a finding of invalidity or unenforceability of any one or more of its provisions shall not affect the validity and enforceability of the other provisions. If any provision of this Agreement is found invalid, unenforceable, or otherwise contrary to law, it and any related provisions shall be interpreted to best accomplish the unenforceable provision’s essential purpose, and all other provisions hereof shall continue in full force. This Agreement is binding upon and shall inure to the benefit of, and be enforceable by and against you and the Company, and the parties’ respective predecessors, successors (including any successor to the Company in any merger or consolidation), devisees, heirs, executors, affiliates, and past or present representatives, assigns, officers, directors, agents and employees. This Agreement shall be construed without regard to the drafter of this Agreement and shall be construed as though all parties hereto participated equally in the drafting of this Agreement. You and the Company agree that this Agreement, the CIIAA (and any other Restrictions), the MAA and the Advisor Agreement together constitute an integrated document that represents the full and entire agreement between the parties hereto with respect to the termination of your employment, and together they supersede any and all prior written or oral agreements, discussions or other communications between you and the Company with respect to that subject (including, without limitation, the Offer Letter). The terms of this Agreement cannot be changed or modified in any respect except in writing signed by both parties hereto. The failure of one party to enforce any of the provisions of this Agreement, or the failure to require at any time the performance of the other party of any of the provisions of this Agreement, will in no way Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

10 be construed to be a present or future waiver of such provision (or any other provision), nor in any way affect the ability of a party to enforce each and every provision thereafter. This Agreement does not create an agency, partnership or joint venture. The headings and titles of the provisions of this Agreement are inserted for convenience of the parties only and shall not affect the construction or interpretation of any provision hereof. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together constitute one agreement. Signatures delivered via electronic delivery (e.g., PDF or DocuSign) shall be deemed original signatures. By signing this Agreement, you acknowledge that you have carefully read and fully understand it and are signing it voluntarily. If you agree to the terms and conditions set forth in this Agreement, please sign a copy hereof where indicated below, and return it to the undersigned. Sincerely yours, Bird Rides, Inc. _________________________________ By: Shane Torchiana Title: President and Chief Executive Officer _____________________________ By: William Scott Rushforth Date: ________________________09 / 21 / 2022 Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

1 Addendum to Separation and Release Agreement Bird Rides, Inc. September 21, 2022 William Scott Rushforth Re: Advisor Agreement Dear Scott: This Advisor Agreement (“Advisor Agreement”) confirms your transition from an employee of Bird Rides, Inc. (the “Company”) to an advisor of the Company. Effective as of close of business on September 21, 2022 (the “Separation Date”), you will cease to be an employee of the Company and, upon your execution of the Separation and Release Agreement dated the Separation Date (“Separation Agreement”), you will become an advisor to the Company effective as of September 22, 2022 through September 21, 2023, unless earlier terminated in accordance with the terms of this Advisor Agreement (such period, the “Consulting Period”). The terms of the termination of your employment with the Company are set forth in the Separation Agreement. As an advisor to the Company, your role and responsibilities generally will be to provide consultation, assistance, guidance and feedback on matters relating to the Company’s technology, engineering, vehicle and supply chain strategy and efforts, and as otherwise reasonably requested by the Company; it being understood that you will make yourself available to the Company and its personnel for a minimum of 20 hours per month. Your specific duties, responsibilities, and obligations as an advisor will be determined in the reasonable discretion of the Company and may be subject to change without notice during the course of your advisor relationship with the Company. Any services you perform for the Company or any of its affiliates shall be as an independent contractor and not as an employee of the Company or any of its affiliates. You will not be eligible for any Company health insurance (except to the extent offered pursuant to the COBRA Premiums, as set forth below), workers’ compensation or other benefits. You will be solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, workers’ compensation insurance. For purposes of this Advisor Agreement, references to “affiliates” herein shall include, but shall not be limited to, Bird Global, Inc. (“Parent”). As consideration for your services under this Advisor Agreement, you will be eligible for the following compensation: (i) a payment in the aggregate amount of $400,000 (the “Advisor Payment”), payable in two equal installments over the Consulting Period as follows: (A) the first installment shall be payable on October 1, 2022, and (B) the second installment shall be payable on the six-month anniversary of the Separation Date; it being understood that (1) in the event that any payment is not received by you on or before the due date, you will provide the Company with written notice of non-payment and an opportunity to cure within five (5) business days after the date of receipt of such notice; and (2) interest on the outstanding amount Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

2 hereunder shall accrue at a rate equal to 10% per annum from the due date of the applicable installment until payment; (ii) Assuming you timely and properly elect continuation of healthcare coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay or reimburse the premiums for COBRA for the health care coverage you have elected as of the Separation Date (“COBRA Premiums”) until the date on which the Consulting Period ends or, if earlier, until the date on which you are employed on a full-time basis by a new employer, at which time such COBRA Premium payments shall cease. After the expiration of such number of months of Company-paid COBRA Premiums, or once you are employed on a full- time basis by a new employer, you shall be responsible for the payment of such COBRA Premiums. You agree to provide notice to the Company within two days of starting your new employment. Notwithstanding the foregoing, (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period (or the remaining portion thereof) to be, exempt from the application of Section 409A (as defined in the Separation Agreement) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover you under its group health plans without incurring penalties (including, without limitation, pursuant to Section 2718 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company-paid COBRA Premium shall thereafter be paid to you in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). (iii) With respect to the equity or equity-based awards covering shares of Parent’s common stock held by you as of the Separation Date set forth on Exhibit A hereto (other than, for clarity, the Performance-Based Award (as defined in the Separation Agreement)) (collectively, the “Awards”), it is understood and agreed that your transition to an advisor position with the Company as set forth in this Advisor Agreement does not interrupt your continued status as a Service Provider (as defined in the Bird Global, Inc. 2021 Equity Incentive Plan (the “2021 Plan”)) or Continuous Service Status (as defined in Parent’s Amended and Restated 2017 Stock Plan (the “2017 Plan” and, together with the 2021 Plan, the “Equity Plans”)), as applicable, and the Awards will continue to vest and, as applicable, become exercisable during the Consulting Period in accordance with the terms of the applicable Equity Plan and Award agreements (subject to your continued service, rather than continued employment, which shall be deemed to be uninterrupted). This Advisor Agreement shall not be construed as giving rise to any right, title or interest in, continued vesting of, or any right to receive, any additional equity securities of the Company or Parent (including with respect to any other options, shares, restricted stock units, or other rights that have been issued to you but which remain unvested as of the Separation Date). You may terminate this Advisor Agreement (and accordingly, the advisor relationship described herein) for any reason or no reason upon 10 days’ written notice to the Company. The Company may terminate this Advisor Agreement prior to September 21, 2023 upon written notice to you, but only for (1) revocation of, or non-compliance with any of the terms and conditions of, this Advisor Agreement and/or the Separation Agreement, (2) Cause (as defined in the 2021 Plan) or (3) your breach of any of the Restrictions (as defined in the Separation Agreement), including (without limitation) the Company’s reasonable determination that any business relationship maintained by you Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

3 during the course of the Consulting Period gives rise to the appearance of or an actual conflict with the Company’s business interests including, for example, by your accepting employment with a competitor of the Company in the micromobility industry. If you terminate this Advisor Agreement or the Company terminates this Advisor Agreement for any of the foregoing reasons, all outstanding Awards held by you as of the Advisor Agreement termination date shall thereupon be cancelled and forfeited for no consideration pursuant to the terms of the applicable Equity Plan documents and Award agreements, and you will forfeit any then-unpaid Advisor Payments and/or COBRA Premium payments. If the Company terminates this Advisor Agreement without Cause (as defined in the 2021 Plan): (a) the Company shall pay to you any portion of the Advisor Payment that remains then-unpaid in a single lump-sum payment within thirty (30) days following the date of such termination, and you will continue to be eligible to receive any COBRA Premium payments in accordance with subclause (ii) above; and (b) if such termination occurs following a Change in Control (as defined in the 2021 Plan), all Awards held by you as of such termination that vest based solely on the passage of time and that would have vested and, as applicable, become exercisable during the Consulting Period pursuant to subclause (iii) above shall be accelerated and become vested and, as applicable, exercisable as of the date of such termination with respect to such shares (and any remaining portion of the Awards shall be forfeited and you shall have no further right, title or interest in any of them). You represent that this Advisor Agreement does not, in any way, conflict with any other agreement and/or commitment on your part that would prohibit you from performing your responsibilities hereunder. By signing and delivering this Advisor Agreement, you agree to all of the terms of the attached Exhibit B, which includes your agreement not to disclose confidential or proprietary information that we may provide to you, and your agreement that all inventions, improvements and other contributions to the Company’s intellectual property that you make in connection with your role as an advisor to the Company will be the property of the Company, as further described on Exhibit B. For the avoidance of doubt, nothing herein shall be deemed to amend or supersede the CIIAA (as defined in the Separation Agreement), including any and all post-employment obligations of either party thereunder. You and the Company agree that any claim, litigation or dispute regarding enforcement of this Advisor Agreement, or any other action brought with respect to this Advisor Agreement (collectively, a “Dispute”), will be resolved by binding arbitration in accordance with the MAA (as defined in the Separation Agreement). Any question as to whether a Dispute is subject to the preceding arbitration clause will itself be resolved through arbitration. However, nothing herein precludes the Company from seeking injunctive relief in aid of arbitration under circumstances requiring such relief. In the event of any Dispute, the prevailing party shall recover its reasonable attorney’s fees and costs. Violation of any term or condition of this Advisor Agreement constitutes a material breach. This Advisor Agreement shall be construed and enforced pursuant to the laws of the State of California, without regard to any principles of conflicts of law. This Advisor Agreement, together with the Separation Agreement, CIIAA, MAA and any Award agreements, constitutes the complete, final and exclusive entire agreement between you and the Company with respect to the terms and conditions of your advisor relationship with the Company and it supersedes any other agreement or promises made to you by anyone whether oral or written. Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

4 This Advisor Agreement is binding upon and shall inure to the benefit of, and be enforceable by and against you and the Company, and the parties’ respective predecessors, successors (including any successor to the Company in any merger or consolidation), devisees, heirs, executors, affiliates, and past or present representatives, assigns, officers, directors, agents and employees. We hope you accept our offer and we look forward to a productive and mutually beneficial working relationship. Please do not hesitate to call me with any questions. Sincerely yours, Bird Rides, Inc. _________________________________ By: Shane Torchiana Title: President and Chief Executive Officer I accept the offer to become an advisor of Bird Rides, Inc. and the terms and conditions of this Advisor Agreement. _____________________________ By: William Scott Rushforth Date: ________________________09 / 21 / 2022 Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

Exhibit A (to Advisor Agreement) Outstanding Equity Awards Grant Number Grant Date Exercise Price Number of Shares or Units (as of Grant Date) Number of Shares Exercised (as of Separation Date) Number of Shares or Units Vested and Unexercised (as of the Separation Date) Number of Shares or Units Unvested and Unexercised (as of the Separation Date) Performance- Based RSUs ES0008 9/21/2017 0.10 495,029 56,272 438,757 0 ES2916 3/19/2020 0.16 119,110 0 0 119,110 ES2917 3/19/2020 0.16 320,678 0 284,029 36,649 ES4450 3/19/2020 0.16 97,918 0 97,918 0 ES4453 3/19/2020 0.16 148,550 0 148,550 0 ES8050 11/4/2021 0 1,000,000 0 187,500* 812,500 ES8051 11/9/2021 0 1,500,000 0 0 1,500,000 Yes ES8193 2/22/2022 0 104,477 0 52,238* 52,239 IS4461 3/19/2020 0.16 12,044 0 20 12,024 IS4462 3/19/2020 0.16 180,274 0 164,251 16,023 RS1593 11/9/2021 0 52,426 0 0 52,426 RS1594 11/9/2021 0 51,173 0 0 51,173 RS1595 11/9/2021 0 28,678 0 0 28,678 RS1596 11/9/2021 0 22,378 0 0 22,378 4,132,735 56,272 1,373,263 2,703,200 * Settled/ released. Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

Exhibit B (to Advisor Agreement) 1. Confidential Information. “Confidential Information” means any Company proprietary information, trade secrets, or know-how (including, but not limited to, patents, patent applications, research, product plans, products, services, customers, shareholders, employees, independent contractors, contingent workers, partners, business plans, executive summaries, software, developments, inventions, processes, formulas, technology, technical data and information, designs, drawings, and business information) and any improvements thereon disclosed to me (or to which access is provided to me) by the Company either directly or indirectly in writing, orally or by drawings or observation, and which should be reasonably understood to be the confidential or proprietary information of the Company. 2. Exclusions. “Confidential Information” does not include any information that I can demonstrate by my written records: (i) was known to me prior to its disclosure to me by Company; (ii) is or becomes publicly known through no wrongful act or omission on my part; (iii) has been rightfully received by me from a third party authorized to make such disclosure to me without restriction; (iv) is independently developed by me; or (v) has been approved for release by the Company’s prior written authorization. Furthermore, disclosure by me of Confidential Information pursuant to a court order or as otherwise required by law will not be a breach of this Agreement if I first provide prompt advance notice thereof to enable the Company to seek a protective order or otherwise prevent such disclosure. 3. Preservation of Confidentiality. I hereby agree that I shall not use or disclose any Confidential Information received from the Company other than for the benefit of the Company in my capacity as an advisor to the Company or as otherwise expressly authorized in writing by an authorized agent or officer of the Company. I will use the same degree of care to protect the Company’s Confidential Information as I use to protect my own confidential information, but in no circumstances less than reasonable care. Upon termination of the Advisor Agreement, or otherwise upon the Company’s request, I agree to return to the Company any Company property I may have in my possession (including, without limitation, all Confidential Information). 4. Inventions. I hereby agree that, during the period that I serve as an advisor to the Company, all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) that I conceive, make, improve or discover, solely or in collaboration with others in connection with my service as an advisor to the Company and which are principally related to the business of the Company are the sole property of the Company, and agree to assign (or cause to be assigned) and do hereby assign fully to the Company all such Inventions. Notwithstanding the foregoing, I shall retain and reserve all rights to any software, technology or intellectual property rights developed or otherwise obtained by me outside the scope of my service as an advisor to the Company without the use of any information or materials of Company or any of its affiliates (“Related Rights”). If, in the course of providing advisory services, I provide or incorporate into any Inventions any Related Rights I own, or the use of any Inventions by any party would infringe any Related Rights I own, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense through multiple levels of sublicensees) to make, have made, copy, modify, make derivative works of, Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5

7 use, sell, offer for sale, distribute, display, import and otherwise exploit any such Inventions or any improvements thereto or successor versions thereof. 5. Exceptions. Section 15 of the Separation Agreement is hereby incorporated by reference in its entirety, mutatis mutandis. Doc ID: 7a5778b8c6f85f95e435d91d8389bdd2b28d0dc5